Consent of Independent Registered Public Accounting Firm

The Board of Directors

Covenant Logistics Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-174582, 333-189060, 333-231390, and 333-239724) on Form S-8 and in the registration statement, as amended, (No. 333-228425) on Form S-3, of Covenant Logistics Group, Inc. of our report dated March 9, 2020, except as to Notes 1 (Segment Realignment), 2 and 15, which is as of March 5, 2021, with respect to the consolidated balance sheet of Covenant Logistics Group, Inc. and subsidiaries as of December 31, 2019, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements).

/s/ KPMG LLP

Nashville, Tennessee

March 5, 2021